EXHIBIT 99.1

On April 5, 2004, the Registrant issued the following press release:

    "PYR Energy Announces Acquisition of Assets From Venus Exploration, Inc.

     Three Exploration/Exploitation Projects Scheduled to Commence Drilling
                         Operations within Next 45 Days

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced that the Company has agreed to acquire substantially all the assets of Venus Exploration, Inc., which is currently under the supervision of the United States Bankruptcy Court in the Eastern District of Texas. The Court will soon issue the final Order of Sale and the acquisition will close on or before May 3, 2004, with an effective date of January 1, 2004. PYR and Venus have signed a definitive Purchase and Sale Agreement, and the total purchase price is $3,225,000, subject to final adjustments at closing. The purchase provides for a net profits interest payable to the Venus Exploration Trust. The net profits interest, which applies only to the exploration and exploitation projects on the Venus acreage being acquired, varies from 25% to 50% with respect to different Venus exploration and exploitation project areas, and decreases by one-half of its original amount after a total of $3,300,000 in proceeds has been paid to the Trust.

     Assets in the acquisition include producing oil and gas properties, exploitation and exploration drilling projects, and exploration acreage. Producing assets include both operated and non-operated properties. Current net production from the acquired properties is approximately 980 Mcfe per day, with estimated `Total Proved' reserves of 4.667 Bcfe and estimated PV-10 of $5,819,000 based on the Company's consulting engineering estimates using flat pricing of $28/bbl and $4.50/mcf. Acquired reserves are approximately 65% oil by volume. Given the final estimated purchase price, total `Proved' reserves were purchased at $0.68/mcfe and the total `Proved Developed' reserves were purchased at $1.02/mcfe.

     A total of seven leased natural gas exploration and exploitation proposed projects are included in the asset acquisition. Of this total, three projects are pre-sold to industry partners and are scheduled to begin drilling operations within the next 45 days. These projects include the Tortuga Grande Prospect in Smith County, Texas, and the Nome and Madison Prospects in Jefferson County, Texas. PYR will have no capital costs associated with the initial testing of each of these three projects.

     The Tortuga Grande prospect is a test of the potential in the Cotton Valley Sand in a large structure in East Texas. The project involves the re-entry of a well drilled in the mid-1980's that encountered gas shows and non-commercial production from a thick sand section in the Cotton Valley, but was never fracture stimulated. A multi-stage fracture stimulation treatment is planned to evaluate the productive potential of the feature. If the fracture treatment proves successful, of which there is no assurance, multiple additional development locations would be available to the Company. PYR will have a 10% carried interest through the tanks, with an additional 10% working interest after well payout on the initial test well. In any additional locations within the project Area of Mutual Interest, PYR will participate with a cost bearing 20% working interest. PYR currently controls approximately 5900 gross and net acres of leasehold in the project.

     Both the Nome and Madison prospects are located within the expanded Yegua fairway along the Gulf Coast of Texas. The Nome Field was discovered in 1994, and our interpretation of subsequently acquired 3D seismic over the field indicates the presence of numerous undeveloped fault blocks. Multiple structural closures and associated bright spot locations have been identified at Nome based on the 3D seismic, and PYR will be carried for an 8.33% working interest, after project payout, in the project. At Madison, PYR owns a 0.5% overriding royalty interest that converts to a 12.5% working interest in the project after payout of the initial test well. This exploitation project in the northern portion of the Constitution Field will test multiple intervals within the expanded Yegua sand section, structurally high to existing field production.

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     Scott Singdahlsen, PYR Energy Chief Executive Officer, stated: "We are extremely pleased with the Venus asset purchase. We believe that it gives us a solid production base while providing additional upside reserve and cash flow potential in its exploitation and exploration portfolio. San Antonio based Venus has a long history in East Texas and the Gulf Coast. The Venus technical team has been together for more than 20 years, and provides us with a solid presence in the Gulf Coast and interior Texas basins. Based on the significant exploitation and exploration experience of the Venus team as well as their data base of ongoing geologic ideas, I am confident in my belief that the Venus acquisition will accomplish one of our main corporate strategic goals of providing diversification to our overall program risk profile, complementing our ongoing high impact exploration program."

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as continued involvement San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."